                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
               PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. __)*


                       NANOPHASE TECHNOLOGIES CORPORATION
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                                (Name of Issuer)

                     COMMON STOCK, par value $.01 per share
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                         (Title of Class of Securities)

                                  630079 10 1
             ---------------------------------------------------
                                 (CUSIP Number)


                           -----------------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






Page 1 of 9
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                                SCHEDULE 13G

--------------------------                                ----------------------
  CUSIP No. 630079 10 1                                      Page 2 of 9 Pages
--------------------------                                ----------------------

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1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        BATTERSON JOHNSON & WANG L.P.

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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)[ ]
                                                                          (b)[ ]

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3.      SEC USE ONLY


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4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        DELAWARE

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                          5.      SOLE VOTING POWER

                                  1,068,934

                          ------------------------------------------------------
                          6.      SHARED VOTING POWER
                                  -0-
      NUMBER OF
 SHARES BENEFICIALLY      ------------------------------------------------------
       OWNED BY           7.      SOLE DISPOSITIVE POWER
    EACH REPORTING                1,068,934
     PERSON WITH          ------------------------------------------------------
                          8.      SHARED DISPOSITIVE POWER
                                  -0-

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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,068,934

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10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]


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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        8.6%


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12.     TYPE OF REPORTING PERSON*
        PN


--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G


--------------------------                                ----------------------
  CUSIP NO. 630079 10 1                                      Page 3 of 9 Pages
--------------------------                                ----------------------

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    1.      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            LEONARD A. BATTERSON


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    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                         (b) [ ]


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    3.      SEC USE ONLY



--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.

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                          5.      SOLE VOTING POWER
                                  -0-

                          ------------------------------------------------------
                          6.      SHARED VOTING POWER
                                  1,068,934
      NUMBER OF
 SHARES BENEFICIALLY      ------------------------------------------------------
       OWNED BY           7.      SOLE DISPOSITIVE POWER
    EACH REPORTING                -0-
     PERSON WITH
                          ------------------------------------------------------
                          8.      SHARED DISPOSITIVE POWER
                                  1,068,934

--------------------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            -0-

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    10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                          [x]



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    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.0%


--------------------------------------------------------------------------------
    12.     TYPE OF REPORTING PERSON*
            IN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                                  --------------------
  CUSIP No. 630079 10 1                                       Page 4 of 9 Pages
--------------------------                                  --------------------

ITEM 1(a)       NAME OF ISSUER:

                     Nanophase Technologies Corporation

ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     453 Commerce Street
                     Burr Ridge, Illinois 60521

ITEM 2(a)       NAME OF PERSON FILING:

                     Batterson Johnson & Wang L.P.
                     Leonard A. Batterson

ITEM 2(b)       ADDRESS OF PRINCIPAL BUSINESS OFFICE OF, IF NONE,
                RESIDENCE:

                     Batterson Johnson & Wang L.P.
                     303 West Madison Street
                     Suite 1100
                     Chicago, Illinois 60606

                     Leonard A. Batterson
                     c/o Batterson Johnson & Wang L.P.
                     303 West Madison Street
                     Suite 1100
                     Chicago, Illinois 60606

ITEM 2(c)       CITIZENSHIP:

                     Batterson Johnson & Wang L.P.:    Delaware
                     Leonard A. Batterson:             U.S.A.

ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock, par value $.01 per share

ITEM 2(e)       CUSIP NUMBER:

                     630079 10 1

ITEM 3.         TYPE OF PERSON:

                     Not Applicable.

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  CUSIP No. 630079 10 1                                       Page 5 of 9 Pages
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ITEM 4.         OWNERSHIP:

                (a)  AMOUNT BENEFICIALLY OWNED:

                     Batterson Johnson & Wang L.P.:    1,068,934(1)
                     Leonard A. Batterson:             -0- (2)

                (b)  PERCENT OF CLASS:

                     Batterson Johnson & Wang L.P.:    8.6% (1)
                     Leonard A. Batterson:             0.0% (2)

                (c)  NUMBER OF SHARES AS TO WHICH PERSON HAS:

                     Batterson Johnson & Wang L.P.:

                     (i)   sole power to vote or to direct the vote:
                           1,068,934(1)

                     (ii)  shared power to vote or to direct the vote:  -0-

                     (iii) sole power to dispose or to direct the disposition
                           of:  1,068,934 (1)

                     (iv) shared power to dispose or to direct the disposition of: -0-

                     Leonard A. Batterson:

                     (i)   sole power to vote or to direct the vote:
                           -0-

                     (ii)  shared power to vote or to direct the vote:
                           1,068,934 (2)

                     (iii) sole power to dispose or to direct the
                           disposition of: -0-

                     (iv) shared power to dispose or to direct the disposition of: 1,068,934 (2)

________________
(1) Includes an aggregate of 178,154 shares of Common Stock issuable upon exercise of warrants presently exercisable by Batterson Johnson & Wang L.P. ("BJ&W").

(2) Leonard Batterson is the managing general partner of BJ&W and in such capacity he shares voting and investment power with respect to the shares of Common Stock held by BJ&W and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock directly owned by BJ&W, which would equal 8.6% of the Common Stock outstanding as of December 31, 1997. Mr. Batterson disclaims this beneficial ownership.

--------------------------                                  --------------------
  CUSIP No. 630079 10 1                                       Page 6 of 9 Pages
--------------------------                                  --------------------

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                     Not Applicable.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:

                     Not Applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                     Not Applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP:

                     Not Applicable.

ITEM 10.        CERTIFICATION:

                     Not Applicable.

--------------------------                                  --------------------
  CUSIP No. 630079 10 1                                       Page 7 of 9 Pages
--------------------------                                  --------------------

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998


                                        BATTERSON JOHNSON & WANG L.P.

                                        By:   /s/ LEONARD A. BATTERSON
                                              -------------------------------
                                        Its:  General Partner
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  CUSIP No. 630079 10 1                                       Page 8 of 9 Pages
-------------------------                                   --------------------

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 1998



                                        /s/ LEONARD A. BATTERSON
                                        --------------------------------
                                        Leonard A. Batterson

-------------------------                                   --------------------
  CUSIP No. 630079 10 1                                       Page 9 of 9 Pages
-------------------------                                   --------------------

                                  EXHIBIT 1

                                 JOINT FILING

         Batterson Johnson & Wang L.P. and Leonard A. Batterson hereby agree that the Schedule 13G to which this Agreement is attached is being filed on behalf of each of Batterson Johnson & Wang L.P. and Leonard A. Batterson.

Date:    February 12, 1998


                                        BATTERSON JOHNSON & WANG L.P.

                                        By:      /s/ LEONARD A. BATTERSON
                                           -----------------------------------
                                        Its:     General Partner


                                        /s/ LEONARD A. BATTERSON
                                        --------------------------------------
                                                 Leonard A. Batterson